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                                                                     Exhibit 11

                         ITT EDUCATIONAL SERVICES, INC.
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)

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                                            THREE MONTHS              NINE MONTHS
                                         ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                        --------------------     ---------------------
                                          1999         1998        1999         1998
                                        --------      -------    -------       -------
Net income                              $10,050       $2,097     $17,820       $8,765
                                        -------       ------     -------       -------
                                        -------       ------     -------       -------
Shares:
 Weighted average number of shares
  of common stock outstanding            24,935       27,000      25,424       27,000

Shares assumed issued
 less shares assumed purchased
  on stock options                           97          206         162          178
                                        -------       ------     -------       -------

Outstanding shares, for diluted
 earnings per share calculation          25,032       27,206      25,586       27,178
                                        -------       ------     -------       -------
                                        -------       ------     -------       -------

Earnings per common share:
 Basic                                  $  0.40      $  0.08     $  0.70      $  0.32
 Diluted                                $  0.40      $  0.08     $  0.70      $  0.32

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